Exhibit 10-1
FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT
     This Amendment, dated effective as of September 30, 2008, is made by and between Zareba Systems, Inc., a Minnesota corporation (“Systems”) and Zareba Security, Inc., a Minnesota corporation (“Security”) (Systems and Security are individually and collectively referred to herein as the “Borrower”), and JPMorgan Chase Bank, N.A., a national banking association (the “Lender”).
RECITALS
     The Borrower and the Lender have entered into a Credit and Security Agreement dated as of August 29, 2007 (the “Credit Agreement”). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.
     The Borrower has requested that certain amendments be made to the Credit Agreement, which the Lender is willing to make pursuant to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:
      1. Defined Terms. Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein. In addition, Section 1.1 of the Credit Agreement is amended by adding or amending, as the case may be, the following definitions:
“Applicable Margin” means the percentages set forth below, calculated based on the Cash Flow Leverage Ratio for the most recently ended period of four consecutive fiscal quarters:

	Applicable Margin
	LIBOR	Base Rate
Cash Flow Leverage Ratio:	Advances	Advances:

Less than 1.00 to 1.00:	1.5%	0.0%

Greater than or equal to 1.00 to 1.00 but less than 2.00 to 1.00:	2.00%	0.0%

Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00:	2.25%	0.0%

Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00:	2.50%	0.25%

Greater than or equal to 3.00 to 1.00:	3.00%	0.50%
Notwithstanding the foregoing, the Applicable Margin shall initially be 1.75% for LIBOR Advances and -.75% for Base Rate Advances until and including September 30,

2007. Commencing September 30, 2007, the Applicable Margin shall be adjusted once each fiscal quarter effective as of the date 45 days after the end of each fiscal quarter based on the Cash Flow Leverage Ratio for the period of four consecutive fiscal quarters as reported in the quarterly or annual financial statements delivered by such times, as certified by the Borrower’s financial officer. In the event that such financial statements are not delivered as required by Section 5.1(a) or 5.1(b), the Applicable Margin shall be the percentage in effect for the preceding quarter set forth above until such time as such financial statements are delivered, after which time the Applicable Margin shall be readjusted retroactive to the 45th day following the previous quarter end to the rate applicable to the Cash Flow Leverage Ratio applicable to such statements.
“Debt Service Coverage Ratio” means, for any period, the ratio of (i) the sum of (A) domestic EBITDA, minus (B) unfinanced domestic Capital Expenditures, minus (C) domestic dividends, distributions, repurchases of capital stock, stock options or warrants, minus (D) cash advances or investments in Subsidiaries or Affiliates permitted pursuant to Section 6.4(d) of this Agreement minus (E) domestic taxes (excluding tax payments applicable to extraordinary gains/losses and discontinued operations) to (ii) the sum of (A) domestic Interest Expense, plus (B) required principal payments on any domestic Indebtedness, computed and calculated in all cases in accordance with GAAP on a rolling four quarter basis for the four quarter period ending as of the Measurement Date.
“EBITDA” means for any period of determination, the Net Income for such period plus, to the extent deducted from revenues in determining Net Income, (i) Interest Expense paid or accrued, (ii) expenses for taxes paid or accrued, (iii) depreciation, (iv) non cash losses incurred as a result of currency exchange rates, (v) amortization, (vi) non-cash compensation expenses recorded pursuant to FAS 123(R), (vii) extraordinary cash and non cash losses incurred other than in the ordinary course of business, and (viii) losses from discontinued operations, minus (i) to the extent included in Net Income for such period, extraordinary cash and non cash gains incurred other than in the ordinary course of business, (ii) non cash gains as a result of currency exchange rates, and (iii) gains from discontinued operations, all as determined in accordance with GAAP.
           2. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.
           3. Amendment Fee. The Borrower shall pay the Lender as of the date hereof a fully earned, non-refundable fee in the amount of $10,000 in consideration of the Lender’s execution of this Amendment
           4. Conditions Precedent. This Amendment shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:
          (a) A Certificate of the Secretary of the Borrower certifying as to (i) the resolutions of the board of directors of the Borrower approving the execution and delivery of this Amendment, (ii) the fact that the articles of incorporation and bylaws of the Borrower, which were certified and delivered to the Lender pursuant to the Certificate of Authority of the Borrower’s secretary or assistant secretary dated as of August 29, 2007 in connection with the execution and delivery of the Credit Agreement continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) certifying that the officers and agents of the Borrower who have been certified to the Lender, pursuant to the Certificate of Authority of the Borrower’s secretary or assistant secretary dated as of August 29, 2007, as being authorized to sign and to act on behalf of the Borrower continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Borrower authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of the Borrower.
          (b) Payment of the fee described in Paragraph 3.
          (c) Such other matters as the Lender may require.
      5. Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:
          (a) The Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.
          (b) The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.
          (c) All of the representations and warranties contained in Article IV of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.
      6. References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Loan Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.
      7. No Waiver. The execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.
      8. Release. The Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.
      9. Costs and Expenses. The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Credit Agreement, the Loan Documents and all other documents contemplated thereby, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses and the fee required under paragraph 3 hereof.
      10. Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

ZAREBA SYSTEMS, INC.
By:	/s/ Jeffrey S. Mathiesen
Jeffrey Mathiesen
Its: Chief Financial Officer

ZAREBA SECURITY, INC.
By:	/s/ Jeffrey S. Mathiesen
Jeffrey Mathiesen
Its: Chief Financial Officer

JPMORGAN CHASE BANK, N.A.
By:	/s/ Robert R. Beres
Robert R. Beres
Its: Vice President